EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

Erin Patterson	Michael Newman
Public Relations Manager	Investor Relations
LaCrosse Footwear, Inc.	StreetConnect, Inc.
503-262-0110 ext. 1393	800-654-3517
epatterson@lacrossefootwear.com	BOOT@stct.com
LACROSSE FOOTWEAR RECEIVES $3.2 MILLION ORDER TO SUPPORT
THE UNITED STATES MARINE CORPS
PORTLAND, Ore. – August 26, 2008 – LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, announced today its Danner® subsidiary received a $3.2 million delivery order as part of a new contract awarded by the Department of Defense for the Danner Marine Temperate boot.
As part of the awarded contract, Danner will deliver the Danner Marine Temperate boot within the next 60 days. This represents the Company’s largest one-time delivery order for 2008, surpassing the previous $3 million delivery order in June for the Mountain Cold Weather Boot. The Danner Marine Temperate boot is produced in the Company’s ISO 9001-2000 certified manufacturing facility located in Portland, Ore.
“The Marines trust Danner to deliver the best quality footwear for all kinds of weather, on time and according to their specifications,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “We continue to be very proud to support our men and women in uniform by delivering outstanding products to meet their needs in the field.”
Danner provides performance footwear built to meet the demands and specific requirements for multiple branches of the Armed Forces. Danner military products are available through retail and exchange stores on U.S. Marine Corps, Army, and Air Force bases, and on Danner’s web site (www.danner.com).

About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
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